UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of each registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Numbers)	Identification Nos.)

711 High Street, Des Moines, Iowa	50392
(Address of principal executive offices)	(Zip Code)

(515) 247-5111

(Each registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Principal Financial Group, Inc. (the “Company”) announced the concurrent offering of senior notes due 2025 and fixed-to-floating rate junior subordinated notes due 2055 by means of separate prospectus supplements filed with the Securities and Exchange Commission (together, the “Offerings”). The Company intends to use the expected net proceeds from the Offerings to redeem the Company’s Series A Non-Cumulative Perpetual Preferred Stock and Series B Non-Cumulative Perpetual Preferred Stock, in whole or in part, and the remainder, if any, for general corporate purposes. The Series A Preferred Stock has an aggregate redemption price of $300 million plus accrued and unpaid dividends to the date of redemption, and the Series B Preferred Stock has an aggregate redemption price of $250 million plus accrued and unpaid dividends to the date of redemption.

This Current Report on Form 8-K does not constitute an offer of any securities for sale or a notice of redemption under the certificates of designation governing the Series A and Series B Preferred Stock. There can be no assurance that the Offerings will be completed or that the redemptions will occur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

Date: May 4, 2015	By:	/s/ Terrance J. Lillis
Terrance J. Lillis
Executive Vice President and Chief Financial Officer

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